Exhibit 99

FOR IMMEDIATE RELEASE:                                           JANUARY 2, 1997



         Heilig-Meyers Company (NYSE:HMY), the Richmond-based home furnishings retailer, today announced that the merger with Rhodes, Inc. (NYSE:RHD) closed and became effective December 31, 1996. Rhodes shareholders of record on December 31, 1996, have the right to receive one share of Heilig-Meyers stock for every two shares of Rhodes stock. Heilig-Meyers expects to issue approximately 4.6 million common shares in a tax-free exchange, and assume approximately $89.0 million of Rhodes debt.

         Including 106 stores added pursuant to the Rhodes merger, as of January 1, 1997, Heilig-Meyers Company had in operation 934 stores in 32 states and Puerto Rico.